Exhibit 13.3

Subject Line: Welcome to Otis VIP Membership

Body: We’re Live! As a special thank you to our friends, family, and early adopters, we’d like to invite you to join the Otis VIP program. As a VIP member, you’ll get early access to our upcoming drops and access to our exclusive events.

We believe that culture is a new asset class and have created a marketplace for alternative investments such as contemporary art, sneakers, watches, and collectibles. You may download our new app and check out our upcoming drops here: withotis.com

If you’re interested in any of the drops, you can indicate your interest by responding to this email with the amount.

Disclaimer: An indication of interest made by a prospective investor in a Regulation A offering is non-binding and involves no obligation or commitment of any kind.

Otis is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified. A copy of the Offering Circular may be obtained here or by requesting a copy by e-mailing support@otiswealth.com. Past performance may not be indicative of future results. Investments in alternatives, such as the investments offered on the Otis platform, are illiquid and carry the risk of complete loss of capital. Key risks include, but are not limited to, no operating history, limited diversification, risk of damage or theft and no voting rights. Investors should carefully review the risks located in the offering circular for a more comprehensive discussion of risk.

Subject Line: Welcome to Otis VIP Membership

Body: You’ve been added as a VIP Member at Otis! As a VIP member, you’ll get early access to our upcoming drops and access to our exclusive events.

We believe that culture is a new asset class and have created a marketplace for alternative investments such as contemporary art, sneakers, watches, and collectibles. Download our new app and check out our upcoming drops here: withotis.com

If you’re interested in any of the drops, you can indicate your interest by responding to this email with the amount.

Disclaimer: An indication of interest made by a prospective investor in a Regulation A offering is non-binding and involves no obligation or commitment of any kind.

Otis is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified. A copy of the Offering Circular may be obtained here or by requesting a copy by e-mailing support@otiswealth.com. Past performance may not be indicative of future results. Investments in alternatives, such as the investments offered on the Otis platform, are illiquid and carry the risk of complete loss of capital. Key risks include, but are not limited to, no operating history, limited diversification, risk of damage or theft and no voting rights. Investors should carefully review the risks located in the offering circular for a more comprehensive discussion of risk.